Exhibit 99.1

DATE: November 10, 2004

From:

Norcross Safety Products L.L.C.

2211 York Road

Oak Brook, IL  60523

Contact:

David F. Myers, Jr.

(630) 572-5715

FOR IMMEDIATE RELEASE

NORCROSS SAFETY PRODUCTS L.L.C. ANNOUNCES

THIRD QUARTER 2004 RESULTS

OAK BROOK, IL November 10, 2004 — Norcross Safety Products L.L.C. (NSP or the Company), today announced results for the third quarter ended October 2, 2004.

For the third quarter 2004, net sales were $114.5 million compared to $93.0 million in the third quarter of 2003. Income from operations was $13.0 million versus $9.0 million in the third quarter of 2003. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $15.7 million from $12.0 million in the third quarter of 2003.

The third quarter net sales increase of $21.5 million, or 23.1%, was attributable to increased net sales in each of our three operating segments. In our general industrial segment, the net sales increase of $15.4 million, or 23.6%, was primarily due to: higher overall net sales in the United States; favorable exchange rates; the impact of the acquisition of Kächele-Cama Latex GmbH (KCL) in July 2003; and increased growth of our foreign operations. In our fire service segment, net sales increased $3.1 million, or 18.0%, reflecting strong market demand. In our utility/high voltage segment, net sales increased $3.0 million, or 28.2%, primarily driven by new product introductions and shipments related to the recent hurricane activity in the southeastern United States.

Gross profit in the third quarter increased by $6.1 million, or 18.2%, primarily due to the increase in net sales. Gross profit margin of 34.5% in the third quarter of 2004 was unfavorable to the 36.0% gross profit margin in the prior-year quarter due to a shortfall in our general industrial segment as a result of an increased provision for excess and obsolete inventory.

The third quarter income from operations increased $4.0 million, or 44.3%. In our general industrial segment, income from operations increased by $2.3 million, or 49.4%, primarily due to higher net sales. In our fire service segment, income from operations increased by $1.2 million, or 40.3% due to the increase in net sales. In our utility/high voltage segment, income from operations increased by $0.8 million, or 36.1%, primarily due to higher net sales. Corporate expenses increased $0.3 million, primarily due to higher payroll and administrative expenses including costs associated with public reporting and Sarbanes-Oxley Act related compliance requirements.

For the first nine months of 2004, net sales were $330.6 million compared to $269.8 million in the 2003 period. Income from operations was $39.7 million versus $29.3 million in the first nine months of 2003. EBITDA increased to $47.8 million from $39.4 million in the same period last year. NSP had previously announced that it was in the process of exploring strategic alternatives, including a possible sale of the Company. NSP made the decision in the second quarter 2004 to terminate this process and has therefore expensed $0.6 million in associated costs. These costs are reflected in operating expenses for the first nine months of 2004. Additionally, NSP recorded a $0.4 million non-cash loss associated with the sale of property, plant and equipment in the second quarter of 2004, which is reflected in other expenses for the first nine months of 2004.

The first nine months net sales increase of $60.8 million, or 22.5%, was attributable to increased net sales in each of our three operating segments. In our general industrial segment, the net sales increase of $45.6 million, or 24.5%, was primarily due to: higher overall net sales in the United States; favorable exchange rates; and the impact of the acquisition of KCL in July 2003. In our fire service segment, net sales increased $8.3 million, or 16.2%, reflecting strong market demand. In our utility/high voltage segment, net sales increased $6.9 million, or 21.4%, primarily driven by strong overall market demand, new product introductions, and shipments related to the recent hurricane activity in the southeastern United States.

Gross profit in the first nine months increased by $20.6 million, or 21.2%, primarily due to the increase in net sales. Gross profit margin of 35.7% in the first nine months of 2004 was unfavorable to the 36.1% gross profit margin in the prior-year period due to a shortfall in our utility/high voltage segment reflecting unfavorable product mix and higher manufacturing expenses.

The first nine months income from operations increased $10.4 million, or 35.3%. In our general industrial segment, income from operations increased by $8.6 million, or 55.4%, primarily due to higher net sales. In our fire service segment, income from operations increased by $1.8 million, or 18.6%, primarily due to the increase in net sales. In our utility/high voltage segment, income from operations increased by $1.4 million, or 20.8%, primarily due to higher net sales. Corporate expenses increased $1.4 million, primarily due to $0.6 million of expenses associated with exploring strategic alternatives and higher payroll and administrative expenses including costs associated with public reporting and Sarbanes-Oxley Act related compliance requirements.

As of October 2, 2004, NSP had working capital of $127.3 million and cash of $16.4 million. NSP’s capital expenditures were $4.3 million in the first nine months of 2004 and $4.6 million in the first nine months of 2003.

The following table reconciles net income to EBITDA and Adjusted EBITDA:

	Three Months Ended		NineMonths Ended
	September 27, 2003	October 2, 2004	September 27, 2003	October 2, 2004

Net income	$(6,671)	$6,715	$(183)	$19,286
Add:
Interest expense, net	14,862	5,509	27,517	16,741
Income tax expense	428	545	1,972	2,821
Depreciation and amortization	3,418	2,975	10,083	8,907
EBITDA (1)	12,037	15,744	39,389	47,755
Add:
Strategic alternatives	—	3	—	616
Loss on the sale of property, plant and equipment	—	—	—	384
Adjusted EBITDA (1)	$12,037	$15,747	$39,389	$48,755

(1)          “Adjusted EBITDA” is defined as EBITDA further adjusted to exclude expenses associated with exploring strategic alternatives and a non-cash loss associated with the sale of property, plant and equipment. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by accounting principles generally accepted in the United States (GAAP), and NSP’s calculations thereof may not be comparable to that reported by other companies. EBITDA and Adjusted EBITDA are calculated above as they are a basis upon which NSP assesses its liquidity position and because NSP believes that they present useful information to investors regarding a company’s ability to service and/or incur indebtedness. This belief is based on NSP’s negotiations with its lenders who have indicated that the amount of indebtedness it will be permitted to incur will be based, in part, on measures similar to its EBITDA and its Adjusted EBITDA. EBITDA and Adjusted EBITDA do not take into account NSP’s working capital requirements, debt service requirements and other commitments and, accordingly, are not necessarily indicative of amounts that may be available for discretionary use.

NSP is a leading designer, manufacturer and marketer of branded products in the personal protection equipment industry. NSP manufactures and markets a full line of personal protection equipment for workers in the general industrial, fire service and utility/high voltage industries. NSP sells products under trusted, long-standing and well-recognized brand names, including North, Morning Pride, Ranger, Servus, Pro-Warrington and Salisbury. NSP’s broad product offering includes, among other things, respiratory protection, protective footwear, hand protection, bunker gear and linemen equipment.

NSP has scheduled a conference call to discuss our financial results on Friday, November 12th at 10:00 a.m. EST.  The call in number is (888) 489-9496.  A recording of the conference call will be available for 72 hours after the completion of the call.  The recording can be accessed by dialing (800) 633-8284 and entering reservation number 21213743.

This press release contains forward-looking information.  These statements reflect management’s expectations, estimates, and assumptions, based on information available at the time of the statement.  Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives, and expectations.  The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intent,” “likely,” “will,” “should,” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause NSP’s actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements.  Important factors that could cause NSP’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements include, but are not limited to:  (i) NSP’s high degree of leverage and significant debt service obligations; (ii) the impact of current and future laws and governmental regulations affecting NSP or our product offerings; (iii) the impact of governmental spending; (iv) NSP’s ability to retain existing customers, maintain key supplier status with those customers with which we have achieved such status and obtain new customers; (v) the highly competitive nature of the personal protection equipment industry; (vi) any future changes in management; (vii) acceptance by consumers of new products we develop or acquire; (viii) the importance and costs of product innovation; (ix) unforeseen problems associated with international sales, including gains and losses from foreign currency exchange and restrictions on the efficient repatriation of earnings; (x) the unpredictability of patent protection and other intellectual property issues; (xi) cancellation of current orders; (xii) the outcome of pending product liability claims and the availability of indemnification for those claims; (xiii) general risks associated with the personal protection equipment industry; and (xiv) the successful integration of acquired companies on economically acceptable terms.   NSP undertakes no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

Norcross Safety Products L.L.C.

Consolidated Statements of Operations

(Amounts in Thousands) (Unaudited)

	Three months ended		Nine months ended
	September 27,	October 2,	September 27,	October 2,
	2003	2004	2003	2004

Net sales	$93,022	$114,508	$269,834	$330,586
Cost of goods sold	59,573	74,963	172,505	212,663
Gross profit	33,449	39,545	97,329	117,923
Operating expenses:
Selling	9,708	10,688	26,944	31,514
Distribution	4,519	5,546	12,796	16,073
General and administrative	9,398	10,170	25,817	29,644
Amortization of intangibles	807	130	2,427	380
Strategic alternatives	—	3	—	616
Total operating expenses	24,432	26,537	67,984	78,227
Income from operations	9,017	13,008	29,345	39,696
Other expense (income):
Interest expense	14,900	5,573	27,609	16,869
Interest income	(38)	(64)	(92)	(128)
Other, net	399	233	40	826
(Loss) income before income taxes and minority interest	(6,244)	7,266	1,788	22,129
Income tax expense	428	545	1,972	2,821
Minority interest	(1)	6	(1)	22
Net (loss) income	$(6,671)	$6,715	$(183)	$19,286

Norcross Safety Products L.L.C.

Consolidated Balance Sheets

(Amounts in Thousands) (Unaudited)

	December 31,	October 2,
	2003 (1)	2004
Assets
Current assets:
Cash and cash equivalents	$16,341	$16,363
Accounts receivable, less allowance of $2,493 and $2,234 in 2003 and 2004, respectively	53,291	69,991
Inventories	80,828	82,997
Deferred income taxes	30	30
Prepaid expenses and other current assets	3,833	3,050
Total current assets	154,323	172,431
Property, plant and equipment, net	56,213	51,547
Deferred financing costs, net	10,832	9,508
Goodwill, net	130,032	129,539
Other intangible assets, net	5,641	5,950
Due from NSP Holdings L.L.C.	16,113	—
Other noncurrent assets	5,535	5,519
Total assets	$378,689	$374,494

Liabilities and member’s equity
Current liabilities:
Accounts payable	$18,157	$18,506
Accrued expenses	27,837	23,473
Current maturities of long-term obligations	3,378	3,187
Total current liabilities	49,372	45,166
Pension, post-retirement and deferred compensation	24,318	25,024
Long-term obligations	253,814	251,848
Other noncurrent liabilities	430	397
Deferred income taxes	1,937	2,668
Minority interest	124	139
	280,623	280,076

Member’s equity:
Contributed capital	116,060	116,060
Accumulated deficit	(64,791)	(47,432)
Due from NSP Holdings L.L.C.	—	(17,688)
Accumulated other comprehensive loss	(2,575)	(1,688)
Total member’s equity	48,694	49,252
Total liabilities and member’s equity	$378,689	$374,494

(1)       December 31, 2003 balances were obtained from audited financial statements.

Norcross Safety Products L.L.C.

Consolidated Statements of Cash Flows

(Amounts in Thousands) (Unaudited)

	Nine months ended
	September 27, 2003	October 2, 2004
Operating activities
Net (loss) income	$(183)	$19,286
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	7,656	8,527
Amortization of intangibles	2,427	380
Amortization of deferred financing costs	1,749	1,324
Amortization of original issue discount	641	68
Write-off of deferred financing costs	7,284	—
Loss on sale of property, plant and equipment	—	384
Deferred income taxes	143	731
Minority interest	(1)	15
Changes in operating assets and liabilities:
Accounts receivable	(6,265)	(16,700)
Inventories	(11,551)	(2,170)
Prepaid expenses and other current assets	886	789
Other noncurrent assets	44	15
Accounts payable	3,884	347
Accrued expenses	2,390	(4,365)
Pension, postretirement and deferred compensation	1,335	706
Other noncurrent liabilities	(248)	(31)
Other	3	2
Net cash provided by operating activities	10,194	9,308

Investing activities
Purchase of businesses, net of cash acquired	(18,328)	(490)
Purchases of property, plant and equipment	(4,571)	(4,284)
Proceeds from sale of property, plant and equipment	—	480
Due from NSP Holdings L.L.C.	(7,827)	(459)
Net cash used in investing activities	(30,726)	(4,753)

Financing activities
Payments for deferred financing costs	(13,711)	—
Proceeds from borrowings	286,539	—
Payments of debt	(217,235)	(2,228)
Net repayments under revolving credit facility	(30,960)	—
Dividends to NSP Holdings L.L.C.	—	(1,927)
Due from NSP Holdings L.L.C.	—	(1,116)
Net cash provided by (used in) financing activities	24,633	(5,271)
Effect of exchange rate changes on cash	3,192	738
Net increase in cash and cash equivalents	7,293	22
Cash and cash equivalents at beginning of period	1,762	16,341
Cash and cash equivalents at end of period	$9,055	$16,363